Exhibit (a.33)

FRONTIER FUNDS, INC.

Articles Supplementary

Frontier Funds, Inc., a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Board of Directors of the Corporation, by resolutions duly adopted, reclassified authorized but unissued shares of common stock, $.01 par value per share (the “Common Stock”), of the Corporation in the series and classes set forth below as Service Class shares of the series set forth below:

1.

50,000,000 Institutional Class shares of the Frontegra IronBridge SMID Fund are reclassified as Service Class shares of the Frontier Timpani Small Cap Growth Fund;

2.

50,000,000 Institutional Class shares of the Frontegra IronBridge SMID Fund are reclassified as Service Class shares of the Frontier Netols Small Cap Value Fund;

3.

50,000,000 Institutional Class shares of the Frontegra Columbus Core Plus Fund are reclassified as Service Class shares of the Frontier Phocas Small Cap Value Fund;

4.

50,000,000 Institutional Class shares of the Frontegra Columbus Core Plus Fund are reclassified as Service Class shares of the Frontier MFG Core Infrastructure Fund;

5.

50,000,000 Service Class shares of the Frontegra Columbus Core Plus Fund are reclassified as Service Class shares of the Frontier MFG Global Equity Fund; and

6.

50,000,000 Class Y shares of the Frontegra IronBridge SMID Fund are reclassified as Service Class shares of the Frontier MFG Global Plus Fund.

SECOND:  The Service Class shares of each series of Common Stock set forth above have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a class of such series of Common Stock as set forth in the charter of the Corporation.

THIRD:  The Service Class shares of each series of Common Stock set forth above have been duly classified by the Board of Directors pursuant to the authority and power contained in the charter of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed as of the 7th day of March, 2016, in its name and on its behalf by its duly undersigned authorized officers, who acknowledge that these Articles Supplementary are the act of the Corporation and that, to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under penalties for perjury.

Attest: /s/ Elyce D. Dilworth Elyce D. Dilworth Treasurer	Frontier Funds, Inc. By: /s/ William D. Forsyth III William D. Forsyth III President

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